Exhibit 99.1

SINTX TECHNOLOGIES ANNOUNCES STOCKHOLDERS APPROVE REVERSE STOCK SPLIT

SINTX also announces promotion of David O’Brien to Chief Operating Officer

SALT LAKE CITY, July 15, 2019 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (NASDAQ: SINT) today announced that its stockholders voted in favor of granting the Board of Directors the authority to effect a reverse stock split of the company’s issued and outstanding shares. The Company also announced the promotion of Mr. David O’Brien from Vice President and General Manager to Chief Operating Officer.

Reverse Stock Split

At the 2019 Annual Meeting of Stockholders that was reconvened on July 12, 2019, the stockholders of SINTX Technologies voted in favor of granting the Board of Directors the authority to effect a reverse stock split of the company’s issued and outstanding shares of its common stock, at a ratio of between 1-for-2 and 1-for-30. “We sincerely appreciate the support of the stockholders on this important vote”, said Dr. B. Sonny Bal, Chairman and CEO. Dr. Bal stated, “The Company views its listing as a significant asset. The approval of the stockholders of the proposed reverse stock split should allow the Company to regain compliance with the NASDAQ minimum bid listing requirements, thereby maintaining SINTX’s continued listing on The NASDAQ Capital Market.” Dr. Bal further stated, “The Board of Directors will meet to determine the final reverse split ratio and expects the reverse split to be effective on or before July 29, 2019.”

Promotion of David O’Brien to Chief Operating Officer

Mr. O’Brien joined the Company in March 2014 as its Vice President of Manufacturing. He has served as the Company’s Vice President and General Manager since 2016 and during that time helped lead the company in its transformation from a retail spine company into a developer and manufacturer of advanced ceramics. Mr. O’Brien has over 30 years of experience in engineering, manufacturing, and operations leadership in advanced materials and medical device organizations. Dr. Bal stated, “As we look forward to a future full of opportunities and promise for SINTX, David’s capable stewardship will help guide us as it has in the past.”

About SINTX Technologies

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for biomedical applications, such as spine and dental implants. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company presently manufactures silicon nitride spinal implants in its FDA registered and ISO 13485 certified manufacturing facility for CTL-Amedica, its exclusive retail channel for silicon nitride spine components.

For more information on SINTX Technologies or its silicon nitride material platform, please visit

www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) that are subject to a number of risks and uncertainties. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that implementing a reverse stock split will result in the company regaining compliance with Nasdaq listing requirements or that if compliance is regained that the company will be able to maintain such compliance. A discussion of additional risks and uncertainties can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 11, 2019, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:

SINTX Technologies

801.839.3502

IR@sintx.com